EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER EARNINGS OF $2.9 MILLION
NON-INTEREST BEARING DEPOSIT GROWTH AND PROACTIVE CREDIT RISK MANAGEMENT

NOVATO, CA, April 29, 2024 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $2.9 million for the first quarter of 2024, compared to $610 thousand for the fourth quarter of 2023 and $9.4 million for the first quarter of 2023. Diluted earnings per share were $0.18 for the first quarter, compared to $0.04 for the prior quarter and $0.59 for the first quarter of 2023. Net interest margin compression due to the rapid rise in interest rates this cycle is clearly evident in the comparison of 2024 and 2023 first quarter earnings. In addition, prior quarter results reflected a $5.9 million pretax loss from balance sheet restructuring.

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the first quarter 2024 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

“We produced improved results for the first quarter, selectively identifying attractive lending opportunities at higher yields and helping to offset payoffs and continued increases in our cost of funds amid the higher for longer interest rate environment,” said Tim Myers, President and Chief Executive Officer. “Importantly, we maintained our non- interest bearing deposit levels, and we have put in place important building blocks for growth and stronger profitability ahead, including a restructured balance sheet and new banking talent who are bolstering our loan pipeline.

Additionally, building on our successful securities sale in 2023, we will continue to prioritize balance sheet optimization and expense efficiencies. We notably reduced our borrowings to zero during the first quarter, another key step toward increased profitability on behalf of our shareholders.”

Bancorp also provided the following highlights for the first quarter of 2024:

•The tax-equivalent net interest margin stabilized at 2.50% for the first quarter from 2.53% the previous quarter. Climbing deposit rates continued to put pressure on the margin this quarter. While the average cost of deposits increased 23 basis points to 1.38% in the first quarter compared to a 21 basis point increase in the prior quarter, monthly trends since January show a clear slow down in the pace of increase. Although we reduced borrowings to zero and gained ground in higher yields on loans, the overall average earning asset balances decreased, limiting the margin growth.

•A $350 thousand provision for credit losses on loans in the first quarter, compared to a provision of $1.3 million for the previous quarter, brought the allowance for credit losses to 1.24% of total loans, compared to 1.21% as of December 31, 2023.

•Non-accrual loans declined to 0.31% of total loans at quarter end, from 0.39% at December 31, 2023, and net charge-offs were minimal. Classified loans increased to 2.67% of total loans, from 1.56% last quarter, evidencing our diligent monitoring of those impacted by current economic conditions.

•Loan balances of $2.055 billion as of March 31, 2024, were relatively stable from $2.074 billion as of December 31, 2023 reflecting originations of $12.4 million and payoffs of $21.8 million. Originations were at rates averaging approximately 266 basis points above the rates on loans paid off during the quarter. Loan amortization from scheduled repayments, partially offset by a net increase in utilization of credit lines was $9.4 million during the quarter.

•Total deposits of $3.284 billion as of March 31, 2024 were essentially flat, compared to $3.290 billion as of December 31, 2023. Non-interest bearing deposits increased $2.5 million representing 44.0% of total deposits as of March 31, 2024, compared to 43.8% as of December 31, 2023.

•Total borrowings of zero represented a $26.0 million decrease from December 31, 2023, resulting in a $97.5 million decrease in average balances over the quarter, or a $1.3 million decline in interest expense. Net available funding sources of $1.905 billion provided 208% coverage of an estimated $915.4 million in uninsured deposits, representing only 28% of total deposits at March 31, 2024.

•Return on average assets ("ROA") was 0.31% for the first quarter of 2024, compared to 0.06% for the fourth quarter of 2023, and return on average equity ("ROE") was 2.70%, compared to 0.57% for the prior quarter. The efficiency ratio for the first quarter of 2024 was 83.18%, compared to 91.94% for the prior quarter.

•Capital was above well-capitalized regulatory requirements, and total risk-based capital ratios increased during the quarter to 17.05% and 16.71% as of March 31, 2024 for Bancorp and the Bank, respectively. Bancorp's tangible common equity to tangible assets ("TCE ratio") increased to 9.76% as of March 31, 2024, and the Bank's TCE ratio was 9.53%, consistent with prior quarter. While we do not intend to sell our held-to-maturity securities, the TCE ratio, net of after-tax unrealized losses on held-to-maturity securities as if the losses were realized was 7.67% as of March 31, 2024, compared to 7.80% as of December 31, 2023 (refer to the discussion and reconciliation of this non-GAAP financial measure in the section below entitled Statement Regarding Use of Non-GAAP Financial Measures).

•The Board of Directors declared a cash dividend of $0.25 per share on April 25, 2024, which represents the 76th consecutive quarterly dividend paid by Bancorp. The dividend is payable on May 16, 2024, to shareholders of record at the close of business on May 9, 2024.

“Bank of Marin has strong capital and liquidity levels, and our loan portfolio is conservatively underwritten to perform well across credit cycles,” said Tani Girton, Executive Vice President and Chief Financial Officer. “While our loan portfolio is healthy overall, we are mindful of stress within the commercial real estate sector and proactively managing our credits,” Girton added. “Bank of Marin is well-positioned to pursue prudent deposit and loan growth throughout 2024, driven by the local expertise and high-end service that defines our proven relationship banking model. As always, we continue to emphasize careful expense management, which enabled us to invest in talent during the first quarter and enhance our ability to generate profitable growth in the future.”

Loans and Credit Quality

Loans decreased by $18.8 million for the first quarter of 2024 and totaled $2.055 billion as of March 31, 2024, compared to $2.074 billion as of December 31, 2023. Loan originations for the first quarter were $12.4 million, compared to $53.8 million for the fourth quarter of 2023. While originations were muted, the pipeline has grown, and key opportunistic hires and new compensation plans have already accelerated calling activity, pipeline growth and diversification.

Loan payoffs were $21.8 million for the first quarter, compared to $50.3 million for the fourth quarter of 2023. The largest portion of payoffs were the result of construction project completions, followed by refinances of loans not meeting our strategic and risk profile standards, and cash payoffs. There was no dominant trend noted in the quarter.

Non-accrual loans totaled $6.3 million, or 0.31% of the loan portfolio, at March 31, 2024, compared to $8.0 million, or 0.39% at December 31, 2023. The $1.7 million decrease resulted from various payoffs and paydowns. Three loan relationships totaling $370 thousand moved to non-accrual status in the first quarter, partially offsetting the decrease. Of the total non-accrual loans as of March 31, 2024 approximately 50% were paying as agreed, with the remaining 50% closely monitored for payments, and 63% were real estate secured.

While Bank of Marin has continued its steadfast conservative underwriting practices and has not changed its credit standards or policies in reaction to current market conditions, our portfolio management and credit teams are exercising heightened vigilance for potential credit quality weakening. Classified loans totaled $54.8 million as of March 31, 2024, compared to $32.3 million as of December 31, 2023. The increase of $22.5 million was due primarily to a migration of $24.4 million in loans from special mention to substandard risk ratings. The majority of these downgrades were due to protracted issues, therefore, these borrowers' financial conditions merit extra attention and proactive management. The three significant relationships downgraded are of different types and geographies. Two of these are commercial real estate loans that are fully secured and supported with owner-level personal guarantees that have ample liquidity, and we believe there is minimal loss potential in these credits. Only 1% of the additions were on non-accrual status as of March 31, 2024, with 11% of all classified loans on non-accrual status. Excluding the accruing loan over 90 days past due mentioned below, 98% of all classified loans were current on their payments as of March 31, 2024. Additions to classified loans were offset by $2.9 million in payoffs and paydowns.

Accruing loans past due 30 to 89 days totaled $1.9 million as of March 31, 2024, compared to $1.0 million as of December 31, 2023. We had one accruing non-owner-occupied commercial real estate loan over 90 days past due as of March 31, 2024 totaling $8.1 million that has been in extended renewal negotiations, but it is well-secured and expected to be restored to a current payment status in the near future.

Loans designated special mention, which are not considered adversely classified, decreased by $34.3 million to $100.9 million as of March 31, 2024, from $135.2 million as of December 31, 2023. The decrease was largely due to $24.4 million in downgrades from special mention to substandard mentioned above, $10.5 million in upgrades to pass risk ratings, and $1.8 million in net paydowns and payoffs, partially offset by $2.0 million in downgrades from pass risk ratings and $443 thousand in balance increases. Of the loans designated special mention, 98% were real estate secured. All but one of the loans, outside of not-for-profits, are guaranteed by owners or sponsors.

Net charge-offs for the first quarter of 2024 totaled $21 thousand, compared to net charge-offs of $387 thousand for the fourth quarter of 2023. The ratio of allowance for credit losses to total loans was 1.24% at March 31, 2024, compared to 1.21% at December 31, 2023.

The provision for credit losses on loans in the first quarter was $350 thousand, compared to $1.3 million in the prior quarter. The provision was due primarily to adjustments to certain qualitative risk factors to account for continued negative trends in adversely graded loans for our non-owner occupied commercial real estate and commercial and industrial portfolios, adjustments to the discounted cash flow modeling assumptions related to estimated default timing, and a slight increase in Moody's Analytics' Baseline Forecast of California's unemployment rates, partially offset by the impact of a decrease in pooled loans and changes in loan mix. Because default and loss probabilities are considered in the Bank's estimated credit loss methodology, the migration of individual loans to a classified risk rating status does not always directly correlate to an increase in the estimated credit losses. However, the Bank may consider trends in adversely graded loans in the assessment of qualitative risk factors affecting the credit loss provision.

There was no provision for credit losses on unfunded loan commitments in the first quarter of 2024 or in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $36.3 million at March 31, 2024, an increase of $5.9 million compared to $30.5 million at December 31, 2023.

Investments

The investment securities portfolio totaled $1.451 billion at March 31, 2024, a decrease of $25.8 million from December 31, 2023. The decrease was primarily the result of principal repayments totaling $20.3 million, a $4.6 million increase in pre-tax unrealized losses on available-for-sale investment securities, and $900 thousand in net amortization. Both the available-for-sale and held-to-maturity portfolios are eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing. The portfolios are comprised of high credit quality investments with average effective durations of 4.41 on available-for-sale securities and 5.66 on held-to-maturity securities. Both portfolios generate cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $31.3 million and $28.0 million in the first quarter of 2024 and the fourth quarter of 2023, respectively.

Deposits

Deposits totaled $3.284 billion at March 31, 2024, compared to $3.290 billion at December 31, 2023. Non-interest bearing deposits made up 44.0% of total deposits at March 31, 2024, compared to 43.8% at December 31, 2023. Money market balances remained constant at 34.6% while time deposits increased from 7.6% to 8.1% of total deposits with a weighted average rate of 3.17% and average duration of 6 months. Additionally, the Bank's competitive and balanced approach to relationship management and focused outreach supported the growth, adding nearly 1,200 new accounts during the first quarter, 34% of which were new relationships (excluding new reciprocal accounts).

Borrowings and Liquidity

At March 31, 2024, the Bank had zero outstanding borrowings, compared to $26.0 million at December 31, 2023, a decrease of $26.0 million. This decrease was the result of investment and loan cash flows. Although available as a liquidity source, we have not utilized brokered deposits. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $1.905 billion, or 58% of total deposits and 208% of estimated uninsured and/or uncollateralized deposits as of March 31, 2024.

The following table details the components of our contingent liquidity sources as of March 31, 2024.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$13.4	$—	$13.4
Unencumbered securities at market value	465.0	—	465.0
External Sources
FHLB line of credit	951.2	—	951.2
FRB line of credit	350.0	—	350.0
Lines of credit at correspondent banks	125.0	—	125.0
Total Liquidity	$1,904.6	$—	$1,904.6
1 Excludes cash items in transit as of March 31, 2024.
Note: Brokered deposits available through third-party networks are not included above.

Capital Resources

The total risk-based capital ratio for Bancorp was 17.05% at March 31, 2024, compared to 16.89% at December 31, 2023. The total risk-based capital ratio for the Bank was 16.71% at March 31, 2024, compared to 16.62% at December 31, 2023.

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 9.76% at March 31, 2024, compared to 9.73% at December 31, 2023. The TCE ratio increased slightly quarter over quarter due mainly to the decrease in tangible risk weighted assets. The capital plan and point-in-time capital stress tests indicate that Bank of Marin and Bancorp capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $22.7 million for the first quarter of 2024, compared to $24.3 million for the prior quarter. The $1.6 million decrease from the prior quarter was primarily related to an increase of $1.6 million in interest expense on deposits and a decrease of $1.3 million in interest on cash and investments. These were partially offset by a $1.3 million decrease in borrowing expense. Quarter-over-quarter, average interest-bearing deposit balances increased by $36.5 million to $1.860 billion, raising the cost of total deposits 23 basis points to 1.38%. Average borrowings and other obligations decreased by $97.5 million to $7.3 million, and average investment security balances were down a similar amount.

The tax-equivalent net interest margin was 2.50% for the first quarter of 2024, compared to 2.53% for the prior quarter. The higher cost of deposits reduced margin by 23 basis points while higher loan yields added 15 basis points. The combined effect of lower investment security and wholesale borrowing balances was a contribution of 5 basis points.

Non-Interest Income

Non-interest income totaled $2.8 million for the first quarter of 2024, compared to a loss of $3.3 million for the prior quarter. The $6.0 million increase from the prior quarter was primarily attributed to a $5.9 million net loss on sale of available-for-sale investment securities in the prior quarter.

Non-Interest Expense

Non-interest expense totaled $21.2 million for the first quarter of 2024, compared to $19.3 million for the prior quarter, an increase of $1.9 million. Salaries and related benefits increased $1.7 million, due to various factors, both in prior and current quarter. Last quarter, profit sharing, supplemental executive retirement plan and stock-based compensation accrual adjustments reduced expenses. In the first quarter of 2024, there were lower deferred loan origination costs, an increase to the 401(k) contribution matching associated with the usual reset and bonus payments at the beginning of the year, and increased salary costs due to new talent acquisition, partially offset by incentive adjustments. In addition, professional services expenses from certain legal, accounting, and consulting costs increased by $157 thousand.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that, given recent industry turmoil, the presentation of Bancorp's non-GAAP TCE ratio reflecting the after tax impact of unrealized losses on held-to-maturity securities provides useful supplemental information to investors because it reflects the level of capital remaining after a hypothetical liquidation of the entire securities portfolio. Because there are limits to the usefulness of this measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)		March 31, 2024	December 31, 2023
Tangible Common Equity - Bancorp
Total stockholders' equity		$436,680	$439,062
Goodwill and core deposit intangible		(76,269)	(76,520)
Total TCE	a	360,411	362,542
Unrealized losses on HTM securities, net of tax[1]		(83,931)	(77,739)
TCE, net of unrealized losses on HTM securities (non-GAAP)	b	$276,480	$284,803
Total assets		$3,767,176	$3,803,903
Goodwill and core deposit intangible		(76,269)	(76,520)
Total tangible assets	c	3,690,907	3,727,383
Unrealized losses on HTM securities, net of tax		(83,931)	(77,739)
Total tangible assets, net of unrealized losses on HTM securities (non-GAAP)	d	$3,606,976	$3,649,644
Bancorp TCE ratio	a / c	9.8%	9.7%
Bancorp TCE ratio, net of unrealized losses on HTM securities (non-GAAP)	b / d	7.7%	7.8%
[1] Net unrealized losses on held-to-maturity securities as of March 31, 2024 and December 31, 2023 of $119.2 million and $110.4 million, respectively, net of an estimated $35.3 million and $32.6 million, respectively, in deferred tax benefits based on a blended state and federal statutory tax rate of 29.56%.

Share Repurchase Program

On July 21, 2023, the Board of Directors approved the adoption of Bancorp's share repurchase program for up to $25.0 million and expiring on July 31, 2025. There have been no repurchases to date in 2024 or in 2023.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its first quarter earnings call via webcast on Monday, April 29, 2024 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $3.8 billion, Bank of Marin has 27 retail branches and 7 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as the war between Russia and Ukraine and more recently the war between Israel and Hamas, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Selected operating data and performance ratios:
Net income	$2,922	$610	$9,440
Diluted earnings per common share	$0.18	$0.04	$0.59
Return on average assets	0.31%	0.06%	0.92%
Return on average equity	2.70%	0.57%	9.12%
Efficiency ratio	83.18%	91.94%	60.24%
Tax-equivalent net interest margin [1]	2.50%	2.53%	3.04%
Cost of deposits	1.38%	1.15%	0.20%
Cost of funds	1.38%	1.27%	0.49%
Net charge-offs	$21	$387	$3
Net charge-offs to average loans	NM	0.02%	NM

(in thousands; unaudited)	March 31, 2024	December 31, 2023
Selected financial condition data:
Total assets	$3,767,176	$3,803,903
Loans:
Commercial and industrial	$150,896	$153,750
Real estate:
Commercial owner-occupied	328,560	333,181
Commercial non-owner occupied	1,236,633	1,219,385
Construction	71,494	99,164
Home equity	86,794	82,087
Other residential	113,479	118,508
Installment and other consumer loans	67,107	67,645
Total loans	$2,054,963	$2,073,720
Non-accrual loans: [1]
Commercial and industrial	$2,220	$4,008
Real estate:
Commercial owner-occupied	416	434
Commercial non-owner occupied	3,046	3,081
Home equity	473	469
Installment and other consumer loans	141	—
Total non-accrual loans	$6,296	$7,992
Classified loans (graded substandard and doubtful)	$54,800	$32,324
Classified loans as a percentage of total loans	2.67%	1.56%
Total accruing loans 30-89 days past due	$1,924	$1,017
Total accruing loans 90+ days past due [1]	$8,118	$—
Allowance for credit losses to total loans	1.24%	1.21%
Allowance for credit losses to non-accrual loans	4.05x	3.15x
Non-accrual loans to total loans	0.31%	0.39%
Total deposits	$3,284,102	$3,290,075
Loan-to-deposit ratio	62.60%	63.03%
Stockholders' equity	$436,680	$439,062
Book value per share	$26.81	$27.17
Tangible common equity to tangible assets - Bank	9.53%	9.53%
Tangible common equity to tangible assets - Bancorp	9.76%	9.73%
Total risk-based capital ratio - Bank	16.71%	16.62%
Total risk-based capital ratio - Bancorp	17.05%	16.89%
Full-time equivalent employees	330	329
[1] There was one non-owner occupied commercial real estate loan 90 days past due and accruing interest as of March 31, 2024 that has been in extended renewal negotiations, but it is well-secured and expected to be restored to a current payment status in the near future. There were no non-performing loans over 90 days past due and accruing interest as of December 31, 2023.

NM - Not meaningful

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	March 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$36,308	$30,453
Investment securities:
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at March 31, 2024 and December 31, 2023)	915,068	925,198
Available-for-sale (at fair value; amortized cost of $602,384 and $613,479 at March 31, 2024 and December 31, 2023, respectively; net of zero allowance for credit losses at March 31, 2024 and December 31, 2023)	536,365	552,028
Total investment securities	1,451,433	1,477,226
Loans, at amortized cost	2,054,963	2,073,720
Allowance for credit losses on loans	(25,501)	(25,172)
Loans, net of allowance for credit losses on loans	2,029,462	2,048,548
Goodwill	72,754	72,754
Bank-owned life insurance	69,747	68,102
Operating lease right-of-use assets	21,553	20,316
Bank premises and equipment, net	7,546	7,792
Core deposit intangible, net	3,515	3,766
Interest receivable and other assets	74,858	74,946
Total assets	$3,767,176	$3,803,903

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,444,435	$1,441,987
Interest bearing:
Transaction accounts	211,274	225,040
Savings accounts	224,262	233,298
Money market accounts	1,136,595	1,138,433
Time accounts	267,536	251,317
Total deposits	3,284,102	3,290,075
Borrowings and other obligations	260	26,298
Operating lease liabilities	24,150	22,906
Interest payable and other liabilities	21,984	25,562
Total liabilities	3,330,496	3,364,841
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,285,786 and 16,158,413 at March 31, 2024 and December 31 2023, respectively	218,342	217,498
Retained earnings	273,450	274,570
Accumulated other comprehensive loss, net of taxes	(55,112)	(53,006)
Total stockholders' equity	436,680	439,062
Total liabilities and stockholders' equity	$3,767,176	$3,803,903

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2024	December 31, 2023	March 31, 2023
Interest income
Interest and fees on loans	$25,020	$24,964	$24,258
Interest on investment securities	8,805	9,289	10,033
Interest on federal funds sold and due from banks	321	1,170	56
Total interest income	34,146	35,423	34,347
Interest expense
Interest on interest-bearing transaction accounts	261	278	254
Interest on savings accounts	371	322	170
Interest on money market accounts	8,449	7,188	1,085
Interest on time accounts	2,280	1,991	223
Interest on borrowings and other obligations	91	1,380	2,716
Total interest expense	11,452	11,159	4,448
Net interest income	22,694	24,264	29,899
Provision for credit losses on loans	350	1,300	350
Reversal of credit losses on unfunded loan commitments	—	—	(174)
Net interest income after provision for (reversal of) credit losses	22,344	22,964	29,723
Non-interest income
Wealth management and trust services	553	560	511
Service charges on deposit accounts	529	522	533
Earnings on bank-owned life insurance, net	435	364	705
Debit card interchange fees, net	408	373	447
Dividends on Federal Home Loan Bank stock	377	349	302
Merchant interchange fees, net	167	119	133
Losses on sale of investment securities, net of gains	—	(5,907)	—
Other income	285	337	304
Total non-interest income	2,754	(3,283)	2,935
Non-interest expense
Salaries and related benefits	12,084	10,361	10,930
Occupancy and equipment	1,969	1,939	2,414
Professional services	1,078	921	1,123
Data processing	1,070	1,081	1,045
Deposit network fees	845	940	96
Federal Deposit Insurance Corporation insurance	435	454	289
Information technology	402	431	370
Depreciation and amortization	388	393	882
Directors' expense	317	319	321
Amortization of core deposit intangible	251	330	345
Other real estate owned	—	—	4
Other expense	2,330	2,120	1,961
Total non-interest expense	21,169	19,289	19,780
Income before provision for income taxes	3,929	392	12,878
Provision for income taxes	1,007	(218)	3,438
Net income	$2,922	$610	$9,440
Net income per common share:
Basic	$0.18	$0.04	$0.59
Diluted	$0.18	$0.04	$0.59
Weighted average shares:
Basic	16,081	16,040	15,970
Diluted	16,092	16,052	15,999
Comprehensive income:
Net income	$2,922	$610	$9,440
Other comprehensive (loss) income:
Change in net unrealized gains or losses on available-for-sale securities	(4,568)	28,865	16,213
Reclassification adjustment for realized losses on available-for-sale securities in net income	—	5,907	—
Reclassification adjustment for gains or losses on fair value hedges	1,217	(1,726)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	361	418	463
Other comprehensive (loss) income, before tax	(2,990)	33,464	16,676
Deferred tax (benefit) expense	(884)	9,890	4,930
Other comprehensive (loss) income, net of tax	(2,106)	23,574	11,746
Total comprehensive income	$816	$24,184	$21,186

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$23,439	$321	5.42%	$84,864	$1,170	5.40%	$4,863	$56	4.58%
Investment securities [2,3]	1,529,985	8,880	2.32%	1,625,084	9,368	2.31%	1,851,743	10,194	2.20%
Loans [1,3,4,5]	2,067,431	25,130	4.81%	2,072,654	25,081	4.73%	2,121,718	24,415	4.60%
Total interest-earning assets [1]	3,620,855	34,331	3.75%	3,782,602	35,619	3.68%	3,978,324	34,665	3.49%
Cash and non-interest-bearing due from banks	35,302			35,572			39,826
Bank premises and equipment, net	7,708			8,027			8,396
Interest receivable and other assets, net	147,405			128,587			137,114
Total assets	$3,811,270			$3,954,788			$4,163,660
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$215,001	$261	0.49%	$228,168	$278	0.48%	$272,353	$254	0.38%
Savings accounts	230,133	371	0.65%	245,712	322	0.52%	329,299	170	0.21%
Money market accounts	1,150,637	8,449	2.95%	1,105,286	7,188	2.58%	952,479	1,085	0.46%
Time accounts including CDARS	264,594	2,280	3.47%	244,661	1,991	3.23%	126,030	223	0.72%
Borrowings and other obligations [1]	7,323	91	4.93%	104,855	1,380	5.15%	222,571	2,716	4.88%
Total interest-bearing liabilities	1,867,688	11,452	2.47%	1,928,682	11,159	2.30%	1,902,732	4,448	0.95%
Demand accounts	1,458,686			1,556,437			1,792,998
Interest payable and other liabilities	48,923			48,322			48,233
Stockholders' equity	435,973			421,347			419,697
Total liabilities & stockholders' equity	$3,811,270			$3,954,788			$4,163,660
Tax-equivalent net interest income/margin [1]		$22,879	2.50%		$24,460	2.53%		$30,217	3.04%
Reported net interest income/margin [1]		$22,694	2.48%		$24,264	2.51%		$29,899	3.01%
Tax-equivalent net interest rate spread			1.28%			1.38%			2.54%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $375 thousand, $324 thousand, and $190 thousand for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023, respectively.